EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Myers Industries, Inc. for the registration of 1,149.186 shares of its common stock and to the incorporation by reference therein of our report dated March 15, 2005 with respect to the consolidated financial statements of Myers Industries. Inc. included in its Annual Report (From 10-K) for the year ended December 31, 2004, and our report dated April 29, 2005 with respect to Myers Industries, Inc. management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Myers Industries, Inc., included in its Form 10-K/A, each filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Akron, Ohio
April 29, 2005